Exhibit 10.04

IRREVOCABLE UNDERTAKING

To:	GXO Logistics, Inc. (GXO)

Two American Lane, Greenwich, CT 06831

29 February 2024

Dear Sir/Madam

Acquisition of Wincanton plc (Wincanton)

We refer to the Rule 2.7 announcement published by GXO on 29 February 2024 (the Rule 2.7 Announcement) and understand that GXO intends to acquire all the issued and to be issued share capital of Wincanton pursuant to the Scheme or the Offer (each as defined in paragraph 8 below). This undertaking sets out the terms and conditions on which we will vote in favour of the Scheme and/or accept the Offer (as applicable).

Shareholdings

1.            We represent and warrant to GXO that:

(a)	we are the registered holder or beneficial owner of 2,943,556 ordinary shares of 10 pence each in the capital of Wincanton (the Wincanton Shares) and that we hold these free of any encumbrances or third party rights of any kind whatsoever; and

(b)	we have full power and authority to enter into this undertaking and to perform the obligations under it.

To the extent we are the beneficial owner of the Wincanton Shares and any Further Wincanton Shares (as defined in paragraph 2(a) below), we undertake to cause the registered holder of the Wincanton Shares and any Further Wincanton Shares to comply with our undertakings set out below.

Dealings and undertakings

2.            We undertake, from the date of this Irrevocable Undertaking, to GXO that before this undertaking lapses in accordance with paragraph 10 below, we shall not, directly or indirectly:

(a)	sell, transfer, charge, encumber, grant any option or lien over or otherwise dispose of any interest in any Wincanton Shares or any other shares in Wincanton issued or unconditionally allotted to, or otherwise acquired by, us before then (Further Wincanton Shares), other than pursuant to our acceptance of the Offer (if relevant);

(b)	accept, in respect of the Wincanton Shares and any Further Wincanton Shares, any offer or other transaction made in competition with or which might otherwise impede or frustrate the Acquisition (as defined in paragraph 8 below) in any way;

(c)	vote in favour of or otherwise consent to (i) any resolution proposed at a general or class meeting of Wincanton, or at an adjourned meeting, to approve any scheme of arrangement of Wincanton, or other transaction which is proposed in competition with or which might result in any condition of the Acquisition not being fulfilled or which might otherwise impede or frustrate the Acquisition in any way; or (ii) any matter for the purposes of Rule 21 of the Code (a Relevant Resolution); and

(d)	(other than pursuant to the Acquisition) enter into any agreement or arrangement, incur any obligation or give any indication of intent:

(i)	to do any of the acts referred to in paragraphs 2(a) to 2(c); or

(ii)	which, in relation to the Wincanton Shares and any Further Wincanton Shares, would or might restrict or impede us accepting the Offer or voting in favour of the Scheme (as applicable) or which might otherwise frustrate the Acquisition.

3.            We further undertake not to, directly or indirectly, until the earlier of:

(a)	this undertaking lapsing in accordance with paragraph 10 below; or

(b)	either the Offer becoming unconditional or the Scheme being approved by the Court,

acquire any interests (as defined in the Code) or otherwise deal or undertake any dealing (as defined in the Code) in any relevant securities (as defined in the Code) of Wincanton or GXO unless the Panel on Takeovers and Mergers (the Panel)) determines, and confirms to you, that, in respect of such acquisition or dealing, we are not acting in concert with you pursuant to Note 9 on the definition of “Acting in concert” set out in the Code.

Undertaking to accept the Offer and/or to vote in favour of the Scheme

4.            We undertake that:

(a)            if GXO elects to implement the Acquisition by way of the Offer:

(i)	we shall accept the Offer in respect of the Wincanton Shares in accordance with the procedure for acceptance set out in the formal document containing such Offer (the Offer Document) not later than seven days after GXO sends the Offer Document to Wincanton shareholders and shall accept the Offer in respect of any Further Wincanton Shares in accordance with the same procedure not later than two days after we become the registered holder of the Further Wincanton Shares; and

(ii)	we shall not withdraw any acceptances of the Offer; and

(b)            if GXO elects to implement the Acquisition by way of the Scheme

(i)	we shall exercise all voting rights attaching to the Wincanton Shares and any Further Wincanton Shares to vote in favour of all resolutions to approve or implement the Scheme and/or the Acquisition, and any related matters, proposed at any general or class meeting (General Meeting) and Court convened meeting (Court Meeting) of Wincanton to be convened and held in connection with the Scheme and/or the Acquisition, or at any adjournment of any such meeting;

(ii)	we shall execute any forms of proxy in respect of the Wincanton Shares and any Further Wincanton Shares required by GXO appointing any person nominated by GXO to attend and vote at any General Meeting or Court Meeting in respect of the resolutions to approve the Scheme and/or the Acquisition, and any related matters, and shall ensure that any such executed forms of proxy are received by Wincanton’s registrars not later than 3.00 p.m. on the tenth day after Wincanton sends the formal document setting out the terms and conditions of the Scheme (the Scheme Document) to Wincanton shareholders (or, in respect of any Further Wincanton Shares, within three days of becoming the registered holder of such shares, if later); and

(iii)	we shall not revoke the terms of any proxy submitted in accordance with paragraph 4(b)(ii), either in writing or by attendance at any General Meeting or Court Meeting or otherwise; and

(c)	until the time this undertaking lapses in accordance with paragraph 10, we shall exercise the voting rights attached to the Wincanton Shares and any Further Wincanton Shares on (and execute (and not revoke) any form of proxy regarding) a Relevant Resolution (as defined in paragraph 2(c)) only in accordance with GXO’s directions.

Documentation

5.            We consent to:

(a)	this undertaking being disclosed to the Panel;

(b)	the inclusion of references to us, and particulars of this undertaking and our holdings of, interests in, rights to subscribe for and short positions in relevant securities of Wincanton being included in any subsequent announcements to be published by GXO in connection with the Acquisition (Subsequent Announcements), and any Offer Document or Scheme Document published in connection with the Acquisition, and any other announcement made, or document issued, by or on behalf of GXO in connection with the Acquisition; and

(c)	this undertaking being available for inspection as required by Rule 26.1 of the Code or the Listing Rules of the Financial Conduct Authority including, without limitation, being made publicly available on GXO’s and Wincanton’s websites.

6.	We shall promptly give you all information and any assistance as you may reasonably require for the preparation of any Subsequent Announcements, any Offer Document or Scheme Document and any other document to be issued in connection with the Acquisition in order to comply with the requirements of the Code, the Panel, the Court, the Companies Act 2006, the Financial Conduct Authority, the London Stock Exchange or any other legal or regulatory requirement or body. We shall immediately notify you in writing of any change in the accuracy or impact of any information previously given to you.

7.	We understand that the information you have given to us in relation to the Acquisition must be kept confidential until the information has otherwise become generally available. To the extent any of the information is inside information for the purposes of the Criminal Justice Act 1993 or the UK Market Abuse Regulation (assimilated Regulation No 596/2014, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018), we will comply with the applicable restrictions in those enactments on dealing in securities and disclosing inside information.

Interpretation

8.	In this undertaking:

(a)	references to the Acquisition means the proposed acquisition by GXO of ordinary shares of 10 pence each in the capital of Wincanton, whether (at the election of GXO) pursuant to the Offer or the Scheme;

(b)	references to the Code means the City Code on Takeovers and Mergers;

(c)	references to the Court means the High Court of Justice in England and Wales;

(d)	references to the Offer means any offer to be made by or on behalf of GXO to acquire the issued ordinary share capital of Wincanton other than that already owned by GXO and its associates (as defined in section 988 Companies Act 2006), and a reference to the Offer also includes any new, increased, renewed or revised offer made by GXO to acquire shares in Wincanton provided that the consideration to be paid to the holders of ordinary shares of 10 pence in the capital of Wincanton is 605 pence per share or more; and

(e)	references to the Scheme means any scheme of arrangement of Wincanton under section 895 Companies Act 2006 (including any new, increased, renewed or revised scheme of arrangement) for the acquisition by GXO of the issued share capital of Wincanton other than that already owned by GXO, and a reference to the Scheme also includes any new, increased, renewed or revised scheme of arrangement made by GXO to acquire shares in Wincanton provided that the consideration to be paid to the holders of ordinary shares of 10 pence in the capital of Wincanton is 605 pence per share or more.

Time of the Essence

9.            Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

Lapse of undertaking

10.          This undertaking shall lapse:

(a)	if the Rule 2.7 Announcement includes a long-stop date pursuant to Rule 12.1 of the Takeover Code that is later than 29 September 2024 or such later date as we may agree with GXO in writing;

(b)	if GXO announces that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Offer or Scheme is announced in accordance with Rule 2.7 of the Code at the same time; or

(c)	if the Offer or Scheme lapses or is withdrawn and no new, revised or replacement Scheme or Offer has been announced, in accordance with Rule 2.7 of the Code, in its place or is announced, in accordance with Rule 2.7 of the Code, at the same time; or

(d)	if a person other than GXO or a subsidiary of GXO or any person acting in concert with GXO announces a firm intention to make an offer (in accordance with Rule 2.7 of the Code) to acquire the equity share capital of Wincanton where the value of the consideration represents more than 695 pence per share as at the date on which such firm intention to make an offer is announced. A person will be deemed to have announced an offer when a copy of the announcement required by Rule 2.7 of the Code is received (whether by email or otherwise) by the Panel on Takeovers and Mergers.

11.            If this undertaking lapses, we shall have no claim against

GXO. Qualification of Undertakings

12.            We are an open ended investment company with variable capital and segregated liability between funds, authorised in Ireland as an investment company pursuant to the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations 2011), as amended, and are subject to the regulations applicable to such authorised funds. Our investors are permitted to redeem their investment in us on a daily basis and the undertakings and agreements given by us herein shall not apply to Wincanton Shares and any Further Wincanton Shares that are sold by us to the extent that they are sold to meet such redemption requests by investors, to comply with applicable regulations or to the extent that the sale is reasonably necessary to protect the best interests of our investors.

Confirmation

13.            We confirm that in signing this undertaking we are not a client or customer of N.M. Rothschild & Sons Limited (Rothschild & Co) for the purposes of the Conduct of Business Sourcebook of the Financial Conduct Authority and that Rothschild & Co is acting for GXO in connection with the Acquisition and no-one else and is not responsible to anyone other than GXO for providing the protections afforded to customers of Rothschild & Co nor for providing advice in relation to the Acquisition. We confirm that we have been given an adequate opportunity to consider whether or not to execute this undertaking and to obtain independent advice.

Specific Performance

14.            We agree that, if we fail to comply with any of the undertakings in paragraph 4 or breach any of our other obligations under this undertaking, damages may not be an adequate remedy and accordingly GXO shall be entitled to the remedies of specific performance, injunction or other equitable relief.

Governing Law

15.            This undertaking and any non-contractual obligations arising out of or in connection with this undertaking shall be governed by, and interpreted in accordance with, English law. The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this undertaking including, without limitation disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or nonperformance of, termination or the legal relationships established by, this undertaking; and (ii) any non-contractual obligations arising out of or in connection with this undertaking. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this clause.

SIGNED as a DEED and DELIVERED by POLAR CAPITAL FUNDS PLC, for and on behalf of the Polar Capital Funds plc – UK Value Opportunities Fund, acting by POLAR CAPITAL LLP as investment adviser

SIGNATURE: [XXXX]

SIGNATURE: [XXXX]